SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


                             FORM 8-K


                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported) December 31, 2001


                  RESEARCH FRONTIERS INCORPORATED
        (Exact name of registrant as specified in charter)


        Delaware                          1-9399                11-2103466
(State or other jurisdiction            (Commission         (IRS Employer
     of Incorporation)                  File Number)       Identification No.)


          240 Crossways Park Drive, Woodbury, New York 11797
          (Address of principal executive offices)    (Zip Code)


          Registrant's telephone number, including area code:    (516) 364-1902


Item 5.   Other Events.

     In October 1998, Research Frontiers issued a class A warrant to its underwriter, Ailouros, Ltd. as part of an equity credit line which allows, but does not require, Research Frontiers, to issue stock to Ailouros Ltd. The class A warrant is a put option which allows Research Frontiers to require Ailouros to buy from Research Frontiers a dollar amount of common stock set from time to time by Research Frontiers. We can raise between $0 to $1.5 million during each three-month period set by us. We may also choose not to issue any shares of common stock under the class A warrant. The exercise price is the price paid by Ailouros for each share of common stock. The exercise price per share is 92% of the average of the high and low trading prices per share for each of the seven trading days before the date of exercise, but can never be lower than the floor price set by Research Frontiers from time to time. Research Frontiers, at its discretion, sets the dollar amount of the class A warrant to be exercised, and the minimum or floor price per share below which such warrant may not be exercised. We can reset this amount before each three-month exercise period begins. Therefore, at the beginning of each three-month period, Research Frontiers can control the amount of common stock to be issued under the class A warrant, and the minimum price per share paid by Ailouros.

     When Research Frontiers filed its registration statement covering shares issued to Ailouros under the class A warrant, we registered a total of 2,331,000 shares of common stock to be sold under the prospectus which is part of that registration statement. Although we are not planning to issue any more stock than the 2,331,000 shares covered by this prospectus, because the selling price of our common stock has increased since the class A warrant was issued, we have not issued as much stock as originally anticipated under the class A warrant held by Ailouros, Ltd. The class A warrant was originally scheduled to expire on December 31, 2001. Because of this, Research
Frontiers and the underwriter, Ailouros Ltd., agreed to extend the expiration date of the class A warrant until December 31, 2003 and to eliminate the limitation on Ailouros, Ltd. owning more than 4.9% of the issued and outstanding stock of Research Frontiers and replace it with a limitation that Ailouros can not own more than 9.9% of the issued and outstanding stock of Research Frontiers without Research Frontiers' consent. The plan of distribution for these shares remains the same as originally disclosed in our May 21, 1999 prospectus.

     As of today, the Company has license agreements in effect with 13 companies. This disclosure is being made because of the unusually high volume of Research Frontiers' licensing-related activities now taking place. The Company is holding licensing discussions with more than 20 additional companies, although there can be no assurance as to how many, if any, of these companies will sign license agreements with the Company. We believe that this large increase in licensing activity is in part related to the announcement by SPD Inc., a subsidiary of our Korean licensee, Hankuk
Glass Industries Inc., that SPD Inc. expects to commence mass production of SPD light-controlling film at its plant in Inchon, South Korea, imminently. The large number of license discussions mentioned above covers many potential applications which will utilize variable light transmission technology, including architectural windows, flat panel displays and automotive sunvisors, sunroofs and windows.

     As of December 31, 2001, our license agreement with Vision-Ease Lens Azusa , Inc. was terminated. This former licensee did not pay the Company the minimum annual royalties required under its license agreement. In anticipation of this termination, Research Frontiers began and is currently holding discussions with several new prospective licensees covering the eyewear application.

     In December 2000, the Company's Board of Directors approved a performance bonus plan which provides for a bonus to be paid on or after July 2, 2001 and on or after January 2, 2002 equal to 1% of the increase, if any, in the Company's market value during the first and second halves of 2001.
Bonuses are capped at a recipient's salary in the case of employees of the Company, and are currently capped at $57,222 in the case of non-employee directors of the Company. Although bonuses were paid on July 2, 2001, no bonuses under this plan will be paid on January 2, 2002. In addition to the payment caps described above, under the current plan, in order to insure that bonuses are not paid based upon temporary fluctuations in the market value of the Company, bonuses under this plan will only be paid to the various participants under this plan if and when the market value of the Company exceeds $280,489,009 (and in the case of any bonus paid to Robert L. Saxe, if and when the market value of the Company exceeds $304,207,362).

Item 7.    Exhibits

     (c) Exhibits. None

                             SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              RESEARCH FRONTIERS INCORPORATED
                                       (Registrant)

                              /s/ Robert L. Saxe

                              Robert L. Saxe, President and Treasurer
                              (Principal Executive, Financial, and
                                   Accounting Officer)


Date: December 31, 2001